Exhibit 99.1

News Release

JAGGED PEAK ENERGY INC. PROVIDES UPDATED
THIRD QUARTER PRODUCTION GUIDANCE

Denver, Colorado (September 19, 2017) – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) announced a revised production guidance range of 19,150 to 19,350 barrels of oil equivalent per day (“Boe/d”) for the third quarter of 2017 with the fourth quarter 2017 production guidance range remaining at 26,000 to 28,000 Boe/d. This guidance range for the third quarter is down from 20,000 to 20,800 Boe/d previously announced primarily due to the following three issues:

•
Due to pipeline curtailment notices related to Hurricane Harvey, the Company shut-in certain wells, including 4 wells that remained off-line to opportunistically install electric submersible pumps (“ESP”) ahead of the original schedule. All wells temporarily curtailed due to Hurricane Harvey are now back on production.

•	Two non-operated wells were originally scheduled to begin producing in July 2017, but did not begin production until September 2017. The Company owns a 50% working interest in these 2 wells.

•
Due to scheduling conflicts related to a shared completion fleet, the completion of 2 wells was delayed by approximately 3 weeks each. As of September 12, both wells have been completed and are on production. The Company is currently deploying three completion fleets and will continue to operate three fleets through the end of the year and beyond.

As a result of these changes to the production guidance range for the third quarter of 2017, the Company has updated its full year 2017 estimated production range to 17,500 to 18,000 Boe/d.

Joseph N. Jaggers, Chairman of the Board of Directors, President and Chief Executive Officer of the Company commented, “During the quarter, industry infrastructure impacts from Hurricane Harvey caused a portion of our wells to be shut-in for a short period of time. We took this opportunity to install ESPs on certain of the shut-in wells which are now back on production. In addition, we experienced timing delays related to both 2 non-operated wells and 2 operated wells which delayed the early period, high production phase by several weeks. These wells are now on-line and producing in line with our expectations. For the full year, we continue to expect to spud 54 to 58 operated and to complete 50 to 55 operated wells with timing dictated by optimal development of our assets including multiple well pads and multiple zone completions. Adjusting full year production guidance for actual results for the first half of the year and the updated third quarter guidance resulted in a tightened full year production guidance range of 17,500 to 18,000 Boe/d, which, at the low end, is 212% above 2016 production.”

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which include statements regarding the Company’s anticipated production in 2017, timing of completion fleet operations and performance expectations. These forward-looking statements represent Jagged Peak’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Jagged Peak’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Jagged Peak does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Jagged Peak to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Jagged Peak's 2016 Annual Report on Form 10-K and the Form 10-Q for the quarter ended June 30, 2017, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission.

Contacts

Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com